Exhibit 10.3
FIRST AMENDMENT TO LEASE
This FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of the 30th day of September, 2020 (the “Effective Date”) by and between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
R E C I T A L S
A.    Landlord and Tenant entered into that certain Lease dated April 15, 2015, (the “Lease”), under which Landlord leases to Tenant certain premises consisting of 13,937 rentable square feet on the twelfth (12th) floor (the “12th Floor Premises”), 23,350 rentable square feet on the thirteenth (13th) floor (the “13th Floor Premises”) and 11,312 rentable square feet on the sixteenth (16th) floor (the “16th Floor Premises” and together with the 12th Floor Premises and the 13th Floor Premises, the “Premises”) in the building in Riverfront Office Park at 101 Main Street, Cambridge, Massachusetts (the “101 Main Building”) for a Term that currently expires on June 30, 2021 (the “Original Expiration Date”); and
B.    Landlord and Tenant wish to amend the Lease to: (i) amend the Term of the Lease for the 12th Floor Premise and the 13th Floor Premises; (ii) terminate the Term of the Lease as to the 16th Floor Premises only; and (iii) amend certain other terms of the Lease, subject to and upon the terms and conditions set forth in this First Amendment.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other valuable consideration, the receipt and sufficiency of which is acknowledged, Landlord and Tenant agree as follows:
1.    Recitals; Capitalized Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the meanings ascribed to them in the Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this First Amendment.
2.    Extension of the Term for 12th Floor Premises and the 13th Floor Premises.
(a)    The Term of the Lease with respect to the 12th Floor Premises and the 13th Floor Premises (collectively, the “Renewal Premises”) is hereby extended (the “First Extended Term”) from July 1, 2021 through and including June 30, 2026 (the “New Termination Date”). Except as otherwise set forth in this First Amendment, the First Extended Term shall be upon all of the terms and conditions of the Lease. From and after the Effective Date, the phrase or phrases “Term of this Lease” or “Term of Lease” or “the initial term” or “original term” as used in the Lease shall be deemed to refer to the Term of the Lease as herein amended and extended for the First Extended Term and all references to the “Termination Date” in the Lease shall be deemed, to mean and refer to the New Termination Date set forth in this Section 2. Landlord acknowledges and agrees that Tenant will continue to have the right, pursuant to Section 42 of the

Lease, to extend the Term of the Lease for a period of five (5) years after the New Termination Date.
(b)    Tenant is in possession of the Renewal Premises, and hereby accepts the Renewal Premises for the First Extended Term in its AS IS condition, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or, except for the payment of the Refurbishment Allowance (as hereinafter defined), to pay or afford any allowance to Tenant (including any the TI Allowance specified in the Lease) for improvements or alterations to prepare or improve the same for Tenant's use during the Extended Term.
3.    Annual Rent and Monthly Installment of Rent.
(a)    Annual Rent for Renewal Premises. From and after the Effective Date of this First Amendment and continuing for the balance of the Term of the Lease (as extended herein for the First Extended Term), Tenant shall pay Annual Rent and Monthly Installments of Basic Rent with respect to the Renewal Premises to Landlord in the manner and in accordance with the terms and conditions of the Lease, in the amounts set forth below:

PERIOD	ANNUAL FIXED RENT PER SQUARE FOOT	ANNUAL RENT	MONTHLY INSTALLMENT OF RENT
Effective Date – April 30, 2021	$77.00	$2,871,099.00	$239,258.25
May 1, 2021 – June 30, 2021	$78.00	$2,908,386.00	$242,365.50
July 1, 2021 – June 30, 2022	$95.00	$3,542,265.00	$295,188.75
July 1, 2022 – June 30, 2023	$96.90	$3,613,110.30	$301,092.53
July 1, 2023 – June 30, 2024	$98.84	$3,685,447.08	$307,120.59
July 1, 2024 – June 30, 2025	$100.82	$3,759,275.34	$313,272.95
July 1, 2025 – June 30, 2026	$102.84	$3,834,595.08	$319,549.59

(b)    Annual Rent for 16th Floor Premises. Beginning on the Effective Date and continuing through the Original Expiration Date, Tenant shall pay Basic Rent and Monthly Installments of Basic Rent with respect to the 16th Floor Premises to Landlord in the manner and in accordance with the terms and conditions of the Lease, in the amounts set forth below:

PERIOD	ANNUAL FIXED RENT PER SQUARE FOOT	MONTHLY INSTALLMENT OF RENT
Effective Date – April 30, 2021	$77.00	$72,585.33
May 1, 2021 – Original Expiration Date	$78.00	73,528.00

(c)    Rent Adjustments. From and after the Effective Date and thereafter during the Term of the Lease (as extended herein for the First Extended Term), Tenant shall continue to pay Tenant’s Proportionate Share of all Expenses, Insurance Costs and Taxes as and when due pursuant to the terms of Section 4 of the Lease, except that:
(i)    Tenant’s Proportionate Share shall be reduced to 10.95% (37,287/340,673) commencing on the day immediately following the 16th Floor Termination Date (as hereinafter defined);
(ii)     during the First Extended Term, the Base Year (Expenses) and the Base Year (Insurance) shall be calendar year 2021, and the Base Year (Taxes) shall be Taxes for tax fiscal 2022 (i.e., July 1, 2021 through June 30, 2022).
(d)    Allocable Costs - Electricity. Tenant shall continue to pay Tenant’s Allocable Electricity Costs for the Premises in accordance with the terms of Section 13.1.1 of the Lease.
4.    Security Deposit. The Security Deposit required under the Lease is currently in the form of a letter of credit in the amount of $1,182,575.68. Provided Tenant is not in default under the Lease at any time prior to or as of the 16th Floor Termination Date and Tenant timely vacates and surrenders possession of the 16th Floor Premises in the condition required under the Lease, as amended in this First Amendment, then the amount of the Security Deposit required under the Lease may be reduced to $907,317.00 (the “New Security Deposit Amount”) to reflect the termination of the Lease as to the 16th Floor Premises. If the foregoing conditions have been satisfied, then, following the 16th Floor Termination Date, Tenant may deliver to Landlord a new letter of credit or an amendment to the existing letter of credit, in form required under the Lease and reasonably approved by Landlord, which decreases the face amount of the letter of credit to the New Security Deposit Amount.
5.    Parking: From and after the 16th Floor Expiration Date and continuing through the Term, the number of parking passes Tenant will be entitled to use under the Lease shall be reduced to thirty (30) parking passes and the prevailing monthly parking charge is currently $350 per parking pass per month (see Article 39), which prevailing monthly parking charge is subject to increase from time to time as set forth in the Lease. In addition, Landlord shall provide Tenant with an additional eight (8) parking passes on a “tenant-at-will” basis at the same prevailing parking charge, provided Landlord shall have the right to take back such tenant-at-will spaces upon six (6) months’ prior written notice to Tenant in the event that a portion of the garage is redeveloped into office space. In no event shall such tenant-at-will spaces be allocated to another tenant in the Building.
6.    Refurbishment Allowance. Landlord shall disburse to Tenant a refurbishment allowance in the total amount of $559,305.00 (the “Refurbishment Allowance”) toward the costs and expenses incurred in connection with the performance of the leasehold improvements to the Renewal Premises. Tenant may apply the Refurbishment Allowance for the payment of construction and other costs in accordance with the terms of this Section 6. Upon submission by Tenant to Landlord of (a) a statement (a “TI Fund Request”) setting forth the total amount of the Refurbishment Allowance requested, (b) a summary of the Tenant’s leasehold improvements to the Renewal Premises performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Refurbishment Allowance then being requested, ( d) lien releases from the general contractor and each subcontractor and material supplier with respect to the completed leasehold improvements performed that correspond to the TI Fund Request each in a form reasonably acceptable to Landlord and complying with applicable laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a TI Fund Request and the accompanying materials required by this Section 6, pay to Tenant the amount of the Refurbishment Allowance requested in such TI Fund Request. In no event shall Landlord have any obligation to pay for any costs for leasehold improvements to the Premises in excess of the Refurbishment Allowance. Notwithstanding anything in this Section 6 or the Lease to the contrary, Tenant may requisition all or any portion of the Refurbishment Allowance for reimbursement of Tenant’s costs to purchase and install furniture, fixtures and equipment for the Renewal Premises (“FF&E costs”) and/or as a credit against the Annual Rent payable during the First Extended Term (which rent credit, if any, shall apply to the next monthly installment(s) of Annual Rent immediately following Tenant’s notice to Landlord of its election to utilize the rent credit). Any remaining amount of the Refurbishment Allowance that is not applied by Tenant toward the costs of leasehold improvements to the Renewal Premises, FF&E costs and/or as an Annual Rent credit by the June 30, 2023 shall be deemed forfeited by Tenant and will no longer be payable by Landlord.
7.    Termination of the 16th Floor Premises.
(a)    The Term of the Lease shall expire and be terminated and of no further force or effect solely as to the 16th Floor Premises at 11:59 P.M. on the Original Expiration Date. Tenant will surrender the 16th Floor Premises to Landlord on or before the Original Expiration Date (together with all keys and access cards to the 16th Floor Premises) vacant, broom clean, free from all occupants, subtenants, or other persons or entities claiming rights of possession by, through or under Tenant. Tenant shall not have any removal or restoration obligations with respect to the 16th Floor Premises other than to (i) remove (A) the items listed on Schedule A, and (B) personal property belonging to any employees or other occupants; and (ii) decommission certain items as described on Schedule A.
(b)    Any holding over by Tenant in the 16th Floor Premises after the Original Expiration Date is subject to the provisions of the Lease regarding holding over by Tenant after expiration of the term of the Lease. The “16th Floor Surrender Date” shall be the date that Tenant actually vacates and delivers possession of the 16th Floor Premises to Landlord in the condition required under the Lease and this First Amendment. No act or thing done by Landlord prior to the satisfaction of all conditions precedent to the occurrence of the Original Expiration Date shall be deemed an acceptance of a surrender of the 16th Floor Premises, and the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the 16th Floor Premises. Notwithstanding anything herein to the contrary, Tenant shall be obligated to perform all of Tenant’s obligations under the Lease with respect to the 16th Floor Premises which arise under the Lease up to and including the Original Expiration Date, including, without limitation, the payment of Annual Rent, Monthly Installments of Rent and Additional Rent and other monetary sums and any yearend reconciliations of Expenses, Taxes and Insurance Costs attributable to the 16th Floor Premises.
(c)    Commencing immediately following the Original Expiration Date, the term “Premises” shall mean and refer solely to the Renewal Premises and be deemed to contain 37,287 rentable square feet.
8.    Brokerage. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this First Amendment except for CBRE (the “Broker”), which Broker shall be compensated by Landlord per separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this First Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt other than Broker. Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this First Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt.
9.    Ratification. Except as expressly modified by this First Amendment, the Lease shall remain in full force and effect, and as further modified by this First Amendment, is expressly ratified and confirmed by the parties hereto. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.
10.    Counterparts and Authority. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Tenant hereby represents and warrants to Landlord that (i) Tenant has full power and authority to carry on its business, enter into this First Amendment and consummate the transaction contemplated by this First Amendment, (ii) the individual executing and delivering this First Amendment on Tenant’s behalf has been duly authorized to do so, (iii) the Lease and this First Amendment constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), and (iv) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this First Amendment have been obtained or made.
[Signatures Commence on Following Page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly executed by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.
LANDLORD:
RREEF AMERICA REIT II CORP. PPP,
a Maryland corporation
By:    /s/ David F. Crane
    Name: David F. Crane
    Title: Vice President
By:    /s/ Gerald F. Ianetta
    Name: Gerald F. Ianetta
    Title: Vice President
TENANT:
ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation
By:    /s/ Jeff Poulton
    Name: Jeff Poulton
    Title: Chief Financial Officer

SCHEDULE A
Items to be Removed from the 16th Floor Premises by Alnylam

-    Reconfiguration and password removal networking / WAPs equipment
-    Leased printer/copiers
-    Alnylam acrylic signage
-    Coffee Machine cup
-    Coffee Brewer
-    ION Water Cooler
-    Cintas first aid cabinet
-    AED cabinet
-    Data destruction bin
-    Ricoh printer

Items to be Decommissioned by Alnylam but Remain on the 16th Floor Premises
-    iStar Software House Panel – CCURE 9000 Software
(6) HID RP40 card reader
(1) Winland Enivor Water/Temp

-    ExacqVision Video Software
(2) Axis 3014 cameras
Schedule A - Page 1